Nicor Inc.
Form 8-K
Exhibit 10.2

NICOR CAPITAL ACCUMULATION PLAN

As Amended and Restated Effective as of January 1, 2008

I.         Purpose and Effective Date.  NICOR CAPITAL ACCUMULATION PLAN (the “Plan”) has been established by NICOR, Inc., an Illinois corporation (the “Company”), to further assure the continued employment of its officers, and those of its subsidiaries (as defined below), by providing them with an opportunity to defer a portion of their base salaries (which portion shall not exceed a percentage thereof established from time to time by the Compensation Committee of the Board of Directors of the Company (the “Committee”)) and, thereby, accumulate capital to enhance their economic security.  The term “subsidiary” means any corporation 80 percent or more of the voting stock of which is owned, directly or indirectly, by the Company.  The Company and its subsidiaries are sometimes referred to below individually as an “Employer” and, collectively, as the “Employers”.  The “Effective Date” of the Plan is March 1, 1984.  The effective date of this amended and restated Plan is January 1, 2008.

II.        Administration.  The Plan shall be administered by the Committee.

A.     Membership.  Except as otherwise specifically provided in this Article II, in controlling and managing the operation and administration of the Plan, the Committee shall act by the concurrence of a majority of its then members by meeting or by writing without a meeting.  The Committee, by unanimous written consent, may authorize any one of its members to execute any document, instrument or direction on its behalf.

B.      Powers of Committee.  Subject to the conditions and limitations of the Plan, the Committee shall have the sole and complete authority and discretion to:

1.	Conclusively interpret and construe the provisions of the Plan and to remedy ambiguities, inconsistencies and omissions of whatever kind or nature;

2.
Adopt, and apply in a uniform and nondiscriminatory manner to all persons similarly situated, such rules of procedure and regulations as, in its opinion, may be necessary for the proper and efficient administration of the Plan, and as are consistent with the provisions of the Plan;

3.
Conclusively determine all questions arising under the Plan, including the power to determine rights or eligibility of employees or former employees, and the respective benefits of Participants and others entitled thereto;

4.	Maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide;

5.	Direct all benefit payments under the Plan and participation agreements;

6.	Furnish the Company and its subsidiaries with such information with respect to the Plan as may be required by them for tax or other purposes;

7.
By unanimous action of the members then acting, employ agents and counsel (who also may be employed by the Company and its subsidiaries or a trustee) and to delegate to them, in writing, such powers as the Committee considers desirable;

8.	Correct any defect or omission and to reconcile any inconsistency in the Plan, and to remedy any error in any payment made hereunder; and

9.	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

    Except as otherwise specifically provided by the Plan, any determinations to be made by the Committee under the Plan shall be decided by the Committee in its sole discretion.  Any interpretation of the Plan by the Committee and any decision made by it under the Plan is conclusive, final and binding on all persons.

    C.      Delegation by Committee.  The Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked at any time.

    D.      Information to be Furnished to Committee.  The Company and participating subsidiaries shall furnish the Committee such data and information as it may require.  The records of the Company and participating subsidiaries as to an employee’s or participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment and compensation amounts shall be conclusive on all persons unless determined to be incorrect.  Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the Plan.

    E.       Committee’s Decision Final.  To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons.  A misstatement or other mistake of fact shall be corrected when it becomes known, and the Committee shall make such adjustment on account thereof as it considers equitable and practicable.  Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them.

    F.               Liability and Indemnification of the Committee.  No member of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or participating subsidiaries be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or participating subsidiaries.  The Committee and the individual members thereof shall be indemnified by the Company or participating subsidiary against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members by reason of the performance of a Committee function under the terms of this Plan unless such liability, loss, cost or expense arises due to his own fraud or willful misconduct.  This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

III.       Plan Participation.  Any officer or other key employee of an Employer who is designated by the Committee shall become a participant in the Plan for any calendar year by entering into a participation agreement with his Employer.

IV.       Benefits May Not Be Assigned or Alienated.  The interests under this plan of participants and their beneficiaries are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

V.        Evidence.  Evidence required of anyone under this plan may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon considers pertinent and reliable, and signed, made or presented by the proper party.

VI.       Governing Law.  This Plan shall be construed and administered according to the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

VII.      Successors, Etc.  This Plan shall be binding on the employers and their successors and on all persons entitled to benefits hereunder and their respective heirs and legal representatives.

VIII.    Amendment.  While the Company expects to continue the Plan, it must necessarily reserve and reserves the right to amend the plan from time to time by action of the Committee, except that, unless otherwise specifically provided in a participation agreement, no amendment will reduce a participant’s plan interest to less than an amount equal to the amount he would have been entitled to receive if he had resigned from the employ of the Employers on the day of the amendment. Notwithstanding the foregoing, the Committee may amend or terminate the Plan at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.

IX.       Section 409A Grandfathering.  Nothing contained in this Plan to the contrary shall modify the participation agreements in effect on October 3, 2004 with respect to any benefits that were earned and vested within the meaning of Treas. Reg. § 1.409A-6(a) as of December 31, 2004 (“Grandfathered Benefits”).  The terms applicable to the Grandfathered Benefits have not been materially modified within the meaning of Treas. Reg. §§ 1.409A-6(a)(1) and (4) on or after October 3, 2004.

X.        Termination.  The Plan will terminate as to all of the Employers on any day specified by the Committee.  The plan will terminate as to any Employer on the date it is terminated by the Board of Directors of that Employer if advance written notice of the termination is given to the Company.  In the event of a Plan termination, the Committee shall distribute participants’ benefits (not including Grandfathered Benefits) in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix).  Grandfathered Benefits shall be distributed in accordance with the terms of the Plan as in effect on October 3, 2004 and the corresponding participation agreements.

XI.       Claims Procedures.  Any claim for benefits under the Plan shall be governed by and submitted pursuant to the rules established under the Nicor Claims Procedures for Nonqualified Plans, as such are in effect from time to time.  The decision of the Committee shall be conclusive, final and binding in all respects on both the Company and the claimant.  Benefits shall be paid only if the Committee determines that the claimant is entitled to them.